Exhibit 5.1(a)

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September 16, 2024

Kimco Realty Corporation
Kimco Realty OP, LLC
500 N. Broadway, Suite 201
Jericho, New York 11753

Re:  Registration Statement on Form S-3 (Registration Nos. 333-269102 and 333-269102-01); $500,000,000 Aggregate Principal Amount of Kimco Realty OP, LLC’s 4.850% Notes due 2035

To the addressees set forth above:

We have acted as special counsel to Kimco Realty Corporation, a Maryland corporation (the “Guarantor”), and Kimco Realty OP, LLC, a Delaware limited liability company (the “Company”), in connection with the issuance of $500,000,000 aggregate principal amount of the Company’s 4.850% Notes due 2035 (the “Notes”) and the guarantee of the Notes (the “Guarantee”) by the Guarantor, under an indenture dated as of September 1, 1993, as amended and supplemented by the First Supplemental Indenture, dated as of August 4, 1994, the Second Supplemental Indenture, dated as of April 7, 1995, the Third Supplemental Indenture, dated as of June 2, 2006, the Fourth Supplemental Indenture, dated as of April 26, 2007, the Fifth Supplemental Indenture, dated as of September 24, 2009, the Sixth Supplemental Indenture, dated as of May 23, 2013, and the Seventh Supplemental Indenture, dated as of April 24, 2014, each between the Company and The Bank of New York Mellon (as successor to IBJ Schroder Bank & Trust Company), as trustee (the “Trustee”), and the Eighth Supplemental Indenture, dated as of January 3, 2023 (collectively, the “Indenture”), among the Company, the Guarantor and the Trustee, and an officers’ certificate, dated September 16, 2024, setting forth the terms of the Notes and the Guarantee, pursuant to a registration statement on Form S‑3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on January 3, 2023 (Registration Nos. 333‑269102 and 333-269102-01) (as amended, the “Registration Statement”) and an underwriting agreement, dated September 12, 2024, among BofA Securities, Inc., Mizuho Securities USA LLC, Regions Securities LLC, U.S. Bancorp Investments, Inc. and Scotia Capital (USA) Inc., as representatives of the several Underwriters, the Company, and the Guarantor (the “Underwriting Agreement”).  This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S‑K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Notes and the Guarantee.

September 16, 2024

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon certificates and other assurances of officers of the Guarantor and others as to factual matters without having independently verified such factual matters.  We are opining herein as to the internal laws of the State of New York,  and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.  Various issues concerning Maryland law are addressed in the opinion of Venable LLP, which has been separately provided to you.  We express no opinion with respect to those matters herein.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Notes have been duly executed, issued, and authenticated in accordance with the terms of the Indenture and delivered against payment therefor in the circumstances contemplated by the Underwriting Agreement, the Notes and the Guarantee will have been duly authorized by all necessary corporate action of the Company and the Guarantor, respectively, and will be legally valid and binding obligations of the Company and the Guarantor, respectively, enforceable against the Company and the Guarantor in accordance with their respective terms.

Our opinion is subject to:  (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) (a) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), (b) concepts of materiality, reasonableness, good faith and fair dealing, and (c) the discretion of the court before which a proceeding is brought; and (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy.  We express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) the waiver of rights or defenses contained in Section 614 of the Indenture, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) any provision permitting, upon acceleration of the Notes, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon, (f) provisions purporting to make a guarantor primarily liable rather than as a surety and provisions purporting to waive modifications of any guaranteed obligation to the extent such modification constitutes a novation, (g) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (h) waivers of broadly or vaguely stated rights, (i) covenants not to compete, (j) provisions for exclusivity, election or cumulation of rights or remedies, (k) provisions authorizing or validating conclusive or discretionary determinations, (l) grants of setoff rights, (m) proxies, powers and trusts, (n) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property, and (o) the severability, if invalid, of provisions to the foregoing effect.  We express no opinion or confirmation as to federal or state securities laws, tax laws, antitrust or trade regulation laws, insolvency or fraudulent transfer laws, antifraud laws, compliance with fiduciary duty requirements, pension or employee benefit laws, usury laws, environmental laws, margin regulations, laws and regulations relating to commodities trading, futures and swaps, Financial Industry Regulatory Authority rules, National Futures Association rules, the rules of any stock exchange, clearing organization, designated contract market or other regulated entity for trading, processing, clearing or reporting transactions in securities, commodities, futures or swaps, or export control, anti-money laundering, and anti-terrorism laws (without limiting other laws or rules excluded by customary practice).

With your consent, we have assumed (a) that the Indenture, the Officers’ Certificate, the Guarantee, and the Notes (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Company and the Guarantor, (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Company and the Guarantor, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

September 16, 2024

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  We consent to your filing this opinion as an exhibit to the Company’s and the Guarantor’s Form 8-K dated September 16, 2024 and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP